EXHIBIT 5.1
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                                          March 29, 2004

Pacific CMA, Inc.
1350 Avenue of the Americas
New York, New York 10019

Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pacific CMA, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the 100,000 shares of the common stock of the Company, no par value (the "100,000 Shares"), to be issued to Henrik M. Christensen (the "Executive"), pursuant to a Compensation Agreement dated as of January 31, 2004 (the "Agreement") by and between the Company and the Executive.

      As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 100,000 Shares being registered pursuant to the Registration Statement, when issued, upon the terms and conditions as set forth in the Agreement, will be legally issued.

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Pacific CMA, Inc.
March 29, 2004
Page -2-


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act and no other persons may rely upon this opinion for any reason and you may only rely on this opinion for the limited purpose of complying with Item 8(a) of Form S-8 solely with regard to the Registration Statement.

                                          Very truly yours,


                                          /s/ Gusrae, Kaplan  &  Bruno, PLLC
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                                            GUSRAE, KAPLAN & BRUNO, PLLC